KPMG LLP
Suite 600
205 North 10th Street
Boise, ID 83702-5798

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-265825, 333-231795, 333-223635, and 333-219455) on Form S-8 of our reports dated February 28, 2023, with respect to the consolidated financial statements of PetIQ, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boise, Idaho
February 28, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.